EXHIBIT 99.1

CUBIC
ENERGY
INC.
================================================================================

                                  PRESS RELEASE

For Immediate Release: October 6, 2004            Information:  (972) 686-0369
Website: www.cubicenergyinc.com                   E-mail:  ir@cubicenergyinc.com


       CUBIC ENERGY, INC. ANNOUNCES FINANCING AND ACQUISITION TRANSACTIONS

Cubic Energy, Inc. announced today that is has closed a financing for $2.575 million and entered into a letter of intent to acquire a 25% interest in the Kraemer 24 #1 well located in the Bethany-Longstreet play of Northern Louisiana.

The Company issued $2,575,000 worth of Senior Secured Convertible Notes to a group of institutional and high net worth investors. These notes pay an annual interest rate of 7% and can convert into common stock at a price of $0.50 per share. These investors also received five year stock purchase warrants to purchase an additional 2,575,000 shares of common stock at a price of $1.00 per share. Proceeds from this placement will be put immediately to work in further development of the Bethany-Longstreet play, including spudding two additional wells before the end of the year.

C. K. Cooper & Company of Irvine, California served as Placement Agent on this transaction.

Concurrently with the financing, the Company also entered into a letter of intent to acquire a 25% interest in the Bethany-Longstreet play through a combination of cash and stock. The Company intends to issue up to 2,000,000 shares of common stock to acquire a 25% interest in the existing Kraemer 24 #1 well from Caravel Resources 2003-II LP. Furthermore, Cubic will pay $1,080,000 in cash for a 25% interest in the remaining leasehold covering 8 sections in the play. The acquisition of the Kraemer 24 #1 interest from Caravel Resources 2003-II, LP is scheduled to close in 10 days.

Commenting on these transactions, Calvin Wallen, III stated; "We believe that these assets in Northern Louisiana have the potential to transform Cubic Energy into a significant energy company. We anticipate a very active drilling schedule through the remainder of the year to prove up as much reserve potential as we can. Given recent transactions and discoveries in the area, we view these acquisitions as being very favorable."

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company's oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

 This press release includes statements, which may constitute "forward-looking"
   statements, usually containing the words "believe", "estimate", "project",
     "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of
   1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Companies' products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Companies' periodic report filings with the
      "Securities and Exchange Commission". By making these forward-looking statements, the companies undertake no obligation to update these statements for revision or changes after the date of this release.